July 10, 2003

Internet Studios, Inc./RKO Pictures, Inc.
1351 4th Street, Suite 227
Santa Monica, CA 90401

Attention: Mr. Robert K. MacLean - Chairman

Gentlemen:

This letter confirms the engagement of Natexis Bleichroeder Inc. ("NBI") to act as placement agent for Internet Studios, Inc./RKO Pictures, Inc. (together with its subsidiary, associated and affiliated companies and their successors, individually or together, the "Company") in connection with the Company's capital-raising activities pursuant to one or a series of private placements of securities in accordance with the terms of the Securities Act of 1933 (a "Financing" or "Financings"). This letter confirms our understanding with respect to our engagement (the "Letter Agreement").

I. Scope of Assignment

NBI accepts this engagement as an independent contractor with duties owed solely to the Company itself and not its shareholders directly. In this regard, we propose to introduce the Company to prospective investors (any such investor or investors introduced by NBI hereinafter referred to as an "Investor" or "Investors") and follow up on such introductions, including the coordination and facilitation of any presentations, discussions, meetings, due diligence and negotiations with such Investors.

This engagement shall be undertaken by NBI on a "best efforts" basis with no commitment to underwrite the Company's securities.

II. Compensation for Services

The Company is not obligated to pay a retainer fee to NBI, but as compensation for the services rendered by NBI hereunder, agrees to pay success-based fees as follows:

1) Cash Placement Fee - Upon the closing of a Financing with any Investor, the Company shall pay NBI a cash placement fee (a "Cash Placement Fee") equal to 10% of the principal amount provided by any Investor. The Company shall also pay NBI 10% on any future amounts provided by any such Investor through the exercise of any options, warrants or commitments to buy more shares provided for in connection with a Financing.

2) Warrant Placement Fee - Upon the closing of a Financing with any Investor, the Company shall execute a warrant purchase agreement with NBI and issue a warrant to NBI (a "Warrant Placement Fee") to buy securities of the same kind purchased by such Investor equal to an additional 10% of such securities purchased.

All Warrants issued to NBI as compensation for its services shall have the same exercise price as the securities purchased in the Financing, shall have an initial term of five years (beginning on the date of issuance), shall be exercisable at any time in whole or in part, and shall contain customary terms, including adjustment provisions in the event of stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions, and cashless exercise provisions (whereby NBI may elect to receive stock based upon the difference between the exercise price and market price of the Company's stock). The securities underlying the Warrants shall have the same economic and other rights, including registration, information and anti-dilution rights beginning on the date the Warrants are issued.

A Cash Placement Fee and Warrant Placement Fee will be payable whether a Financing occurs in one tranche or in a series of tranches. If the closing is in a series of tranches, a pro rata portion of the Cash Placement Fee and Warrant Placement Fee will be paid at the closing of each tranche.

The Company also agrees to appoint NBI as either: (i) the book-running lead manager, or (ii) a co-lead manager, with no less than 20% of the gross economics, of the next bona fide offering of common shares to the public by the Company or any successor. This obligation is contingent upon the closing of a Financing with any Investor.

III. Out-of-Pocket Expenses

In addition to any fees that may be payable to NBI hereunder and regardless of whether a Financing is closed, the Company hereby agrees, from time to time upon request, to reimburse NBI for all reasonable out-of-pocket expenses incurred in performing the services hereunder and approved in advance by the Company.

IV. Information Disclosure and Confidentiality

In connection with NBI's engagement, the Company: (i) will furnish NBI with all information concerning the Company which the Company deems material or which NBI reasonably deems appropriate, (ii) will inform NBI of any material change in the Company or to the previously supplied material, and (iii) will provide NBI with access to the Company's officers, directors, accountants and counsel, it being understood that NBI will rely upon such information supplied by the Company, its officers and agents without any independent investigation or verification thereof. All non-public information concerning the Company which is given to NBI will be used solely in the course of the performance of our services hereunder and will be treated confidentially by us for so long as it remains non-public.

V. Indemnification

The Company agrees to defend, indemnify and hold NBI and its directors, officers, employees and agents, harmless from and against any and all claims or liability arising out of NBI's performance under this Letter Agreement except to the extent such claims or liability result from the gross negligence or willful misconduct of NBI.

VI. Term of Engagement

It is understood that the Company hereby engages NBI for financial advisory services hereunder for a term (the "Term of Engagement") ending at any time after six months from the date hereunder, upon 30 days' prior written notice by either party.

VII. Financings after the Term of Engagement

If, within the twelve months following the expiration of the Term of Engagement, a private placement of securities of the Company occurs with any Investor or any entity affiliated with or referred by any Investor, then the Company will be obligated to pay NBI a Cash Placement Fee, a Warrant Placement Fee and expenses incurred, as described in Sections II and III, respectively, of this Letter Agreement.

If a Financing with any Investor occurs during the Term of Engagement, the Company will be obligated to pay a Cash Placement Fee and a Warrant Placement Fee on any future amounts provided by any such Investor or its affiliates after the Term of Engagement, prior to the next public offering of the Company's common shares.

VIII. Governance

This Letter Agreement: (i) shall be governed by and construed in accordance with the laws of the State of New York, (ii) refers dispute resolution provisions to arbitration under the National Association of Securities Dealers, (iii) incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect hereto, (iv) may not be amended or modified except in writing executed by the Company and NBI, and (v) shall be binding upon and inure to the benefit of the Company, NBI, and their respective successors and assigns.

Please confirm that the foregoing is in accordance with your understanding of the terms of our engagement by signing and returning to us the enclosed duplicate of this Letter Agreement. The Company hereby represents and warrants to NBI that this Letter Agreement has been duly authorized, executed and delivered on behalf of the Company and constitutes a legal, valid and binding agreement enforceable in accordance with its terms.

Very truly yours,
NATEXIS BLEICHROEDER INC.
By: /s/ Roberto T. Fabros
Name: Roberto T. Fabros
Title: Senior Vice President

Accepted and Agreed to:
INTERNET STUDIOS, INC./RKO PICTURES, INC.
By: /s/ Robert K. MacLean
Name: Robert K. MacLean
Title: Chairman